Exhibit 10.1

FIRST AMENDMENT

TO

MASTER AGREEMENT AND LEASE AGREEMENT

This First Amendment (“Amendment”) to the Master Agreement and Lease Agreement between Minera William S.A. de C.V. (hereinafter “William”) and Minera Hecla, S.A. de C.V. (hereinafter “Hecla”) is entered into and effective the 1st day of July, 2016.

W I T N E S S E T H

WHEREAS, the parties entered into a Master Agreement and Lease Agreement (“Agreement”) dated July 15, 2015;

WHEREAS, the parties desire to amend certain portions of the Agreement;

NOW THEREFORE, in consideration of new business and other good and valuable consideration, the parties agree as follows:

1. Section 4 – Term is deleted in its entirety and replaced with the following:

The initial term of the Lease shall be for eighteen (18) months (the initial term and as it may be extended, the “Lease Term”), commencing on July 1, 2015 (the “Commencement Date”) and ending on December 31, 2016. Hecla has the right to extend the Lease Term for an additional term of six (6) months until June 30, 2017 (the “Additional Term #1”), by written notice to William at least 90 calendar days prior to the end of the Lease Term.  During the Additional Term #1, Hecla shall retain exclusive use of the Leased Premises, on the same terms and conditions set forth in this Agreement.  Hecla has the right to extend the Lease Term for a second additional term of eighteen (18) months until December 31, 2018 (the “Additional Term #2”), by written notice to William at least 90 calendar days prior to the end of Additional Term #1.  During the Additional Term #2, Hecla shall retain exclusive use of the Leased Premises, on the same terms and conditions set forth in this Agreement.

2.Section 9 – Tailings Facility is deleted in its entirety and replaced with the following:

   Hecla and William recognize that Hecla may wish to use in excess of a total volume of 80,000 cubic meters of tailings dam capacity during the Lease Term for the disposal of waste material from its operations at Plant 2.

Hecla and William agree that Hecla will construct at Hecla’s expense a tailings facility expansion to add tailings storage capacity at Tailings Storage Facility #3 (the “Stage 2A Expansion”), in substantial accordance with the tailings facility expansion plan depicted on Golder Associates preliminary drawing Figure 1, revision a, titled

Stage 2A Preliminary Layout, dated June 21, 2016 (attached hereto as Exhibit 1), and any requirements specified by government agencies having authority.

Hecla agrees that it shall either (i) leave unused and available for William’s use 80,000 cubic meters of tailings capacity in the Stage 2A Expansion at the end of the Additional Term #2 or (ii) complete at Hecla’s cost prior to the end of the Additional Term #2 construction of a further tailings facility expansion to Tailings Storage Facility #3 (the “Stage 3A Expansion”) in substantial accordance with the tailings facility expansion plan identified in the Golder Report as Stage 3A depicted on Golder Associates preliminary drawing Figure 2, revision A, titled Stage 3A Preliminary Layout, dated June 21, 2016 (attached hereto as Exhibit 2), and any requirements specified by government agencies having authority. If at the end of the Additional Term #2 only 80,000 cubic meters of tailings capacity in the Stage 2A Expansion remain unused and available for William’s use, the parties have not agreed that Hecla will proceed at Hecla’s cost with the Stage 3A Expansion or another agreed tailings facility expansion, the Lease shall terminate without penalty.

Hecla shall proceed with the Stage 2A Expansion following the written approval of William which shall not be unreasonably withheld.  Hecla shall provide William with a detailed description of, and engineering drawings evidencing the final design of, the Stage 2A Expansion shall accompany the written request for authorization to proceed. William shall also have the right to prior written approval of any significant change in construction of the Stage 2A Expansion and any change in the Stage 2 Expansion that would reduce the tailings storage capacity of the Stage 2 Expansion by 10% or more from the incremental capacity of 255,179 cubic meters indicated on exhibit 1.  Following the construction of the Stage 2A Expansion, Hecla shall provide to William as built engineering drawings and plans and such other information in Hecla’s possession as William reasonably requests in writing. The parties shall follow this process with respect to the Stage 3 Expansion if it is constructed.

The parties shall cooperate in obtaining government approvals and permits for the Stage 2A Expansion and, if it is constructed, the Stage 3A Expansion.  Hecla understands and agrees that the permits for the Stage 2A Expansion and, if built by Hecla, the Stage 3A Expansion, will be held by William, and that William will hold the Stage 2A Expansion and, if it is built by Hecla, the Stage 3A Expansion, following termination of the Lease.  For these reasons, Williams will have need of, and Hecla agrees to provide, the records in Hecla’s possession of permitting for and construction of the Stage 2A Expansion and the Stage 3A Expansion on a current basis so that William has complete records of the same.  William shall have the right to inspect the construction of the Stage 2A expansion and, if it is built by Hecla, the Stage 3A Expansion, from time to time at mutually acceptable times.

The permitting, construction and operation of the Stage 2A Expansion and, if it is built by Hecla, the Stage 3A Expansion, constitute “operations” under the Lease and are subject to all of the terms of this Lease.  The Stage 2A Expansion and, if it built by Hecla, the Stage 3A Expansion, constitute “tailings facilities” under the Lease and are subject to all of the terms of this Lease.

Should Hecla fund, complete and commence use of the Stage 2A Expansion or any other agreed tailings expansion, including the Stage 3A Expansion, the Monthly Per Tonne Payment for any and all tonnes processed by Hecla shall continue to be calculated at the rate of $22.00 per dry tonne processed and shall not be reduced.

If William and Hecla are unable to obtain the necessary permits and approvals for the Stage 2A Expansion, Hecla shall not use more than a total volume of 80,000 cubic meters of tailings dam capacity during the Lease term and, upon reach such volume limitation, Hecla may terminate this Agreement without penalty.

The parties agree that the provisions of this Section 9 constitute a mutually agreeable method of expansion of the tailings facility, at Hecla’s cost, to accommodate the use by Hecla of tailings capacity in excess of 80,000 cubic meters, while preserving flexibility for future tailings expansion by William following termination of this Agreement.

 3.Other Provisions.  All other provisions of the initial Agreement shall remain in full force and effect and be binding upon the parties hereto.

IN WITNESS WHEREOF, the parties hereto have signed and accepted the terms and conditions of this First Amendment to the Master Agreement and Lease Agreement.

MINERA HECLA MEXICO, S.A. DE C.V.MINERA WILLIAM S.A. DE C.V.

By:  /s/ John JordanBy:  /s/ Warren M. Rehn

Print Name:  John JordanPrint Name:  Warren M. Rehn

Title:  VP Technical ServicesTitle:  President

Date:  June 29, 2016Date:  June 30, 2016